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EXHIBIT 10.10

SETTLEMENT AGREEMENT

International Microcomputer Software, Inc. and ArtToday.com, Inc. (hereinafter collectively "IMSI") and Imageline, Inc., George P. Riddick, III, and any assignees (hereinafter collectively "Imageline") hereby enter into this binding Settlement Agreement wherein Imageline agrees to settle its judgment against IMSI for approximately $2.6 million, and any other claims which exist now or may exist in the future based on any events that have occurred up to the date of this Agreement, and also agrees to hold harmless IMSI from any future claims based on claims of events that have occurred prior to the date of this Agreement with respect to any images delivered by Imageline to IMSI; in consideration of the following:

1.IMSI will pay Imageline $1,311,000 payable as follows: four equal quarterly payments of $78,750, payable on September 30, 2002, December 30, 2002, March 30, 2003 and June 30, 2003; $11,500 per month for twelve (12) monthly payments beginning upon closing of the DCDC - IMSI investment, and then $6,500 per month for an additional eleven years for a total of one hundred and forty four (144) monthly payments over twelve years.

Imageline will earn royalties on MasterClips revenues (cash received from sales) from the date of closing as follows. No royalties will be disbursed until 30 days following the final payment to Silicon Valley Bank. After that time, all royalty payments shall be made quarterly, 45 days after the end of each calendar quarter.

    A. 30% of all Masterclips OEM/licensing revenues earned and/or received by IMSI from the date of the closing.

    B.     50% of any OEM license deals brought forward by Imageline.

    C. 6% of gross revenues for all new MasterClips product sales from products published by IMSI, ArtToday.com, or any parent company, related business, subsidiary, or affiliate directly associated with IMSI.

    D. Rights to manufacture and bundle 200,000 old MasterClips units for any MasterClips product published by IMSI for which IMSI has sublicense rights prior to October 1, 1999.

    E. License for 50K IMSI clip art images delivered to Imageline by IMSI in October 1999.

    F. Imageline shall receive all standing MasterClips inventory as of closing, which can only be resold under the same terms and conditions as those offered to ROI in the inventory purchase agreement sent to Imageline by IMSI.

IMSI will pay Imageline 22.5% of the net recovery (after attorney fees) from IMSI's indemnification or other claims against NBCi/Xoom. Imageline will also be paid for all out-of-pocket expenses as incurred relating to such indemnification claim so long as they receive pre-approval from IMSI.

This Agreement is conditioned upon agreement of all other creditors and required notices to Xoom/NBCi being delivered and consent received from Xoom/NBCi, relative to IMSI's indemnification claim against them. This Agreement is also conditional upon the closing of a merger/investment between DCDC and IMSI. This Agreement shall expire if a merger/investment between DCDC and IMSI is not completed within 60 days of the date of this Agreement, but in no case later than September 30, 2001. The parties intend to enter into a more comprehensive agreement that will supercede this Agreement within 14 days hereof. In the event that no other agreement is entered into between the parties, this Agreement shall remain in effect until it expires.


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WAIVER OF CAL. CIV. CODE SEC. 1542. In entering into this Agreement and making this release IMSI and Imageline each expressly waive the provisions of Section 1542 of the California Civil Code which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor." Each Party understands and acknowledges the significance and consequences of waiving the provisions and benefits of Section 1542, and each specifically intends to waive both known and unknown claims under this provision as well as under any similar federal or common law principle.

The parties agree to keep all terms and conditions of this agreement confidential.

Dated: July 27, 2001                    Dated:  July 27, 2001
       ------------------------------           --------------------------------

By:    /s/ GEOFFREY B. KOBLICK          By:     /s/ GEORGE P. RIDDICK III
       ------------------------------           --------------------------------
       IMSI                                     Imageline


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